Exhibit 1.2.2

BRITISH COLUMBIA

Ministry of Finance
Corporate and Personal
Property Registries

Number: BC0686829

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that RIPPLE LAKE MINERALS INC. changed its name to RIPPLE LAKE DIAMONDS INC. on July 26, 2004, at 09:28 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On July 26, 2004

JOHN S. POWELL
Registrar of Companies
Province of British Columbia
Canada